Exhibit 99.1

BBSI Reports First Quarter 2020 Financial Results

- First Quarter Gross Billings up 6%; Maintains $0.30 Per Share Quarterly Dividend -

VANCOUVER, Washington, May 05, 2020 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Summary vs. Year-Ago Quarter

•	Net revenues up slightly at $219.1 million versus $218.2 million.

•	Gross billings up 6% to $1.44 billion.

•	Net loss of $3.4 million, or $(0.45) per diluted share, compared to a net loss of $2.3 million, or $(0.31) per diluted share.

“The events that unfolded over the past two months due to the COVID-19 pandemic have been unprecedented,” said Gary Kramer, BBSI’s president and CEO. “On behalf of all BBSI employees, our thoughts are with all those affected. As a leader in providing HR and professional management services to over 7,000 small businesses, we have a unique window into the issues facing main street. We are leveraging our strong human and financial capital to help our clients navigate this difficult environment. At the same time, we are taking care of our own employees, implementing work-at-home mandates while maintaining the level of service our clients demand, particularly in today’s environment.

“BBSI is well-positioned to navigate this crisis from a position of strength. Our balance sheet is strong with nearly $100 million in free cash and short-term investments and no borrowings on our line of credit. Our first quarter gross billings showed good growth and resilience despite the impact of COVID-19 headwinds on same-customer growth during the final few weeks of the quarter.

“While we expect our current environment to remain challenging in the near-term, we believe our product has never been more relevant to the business owner, and we are quite optimistic that we will be able to gain market share as the economy returns to normalcy.”

First Quarter 2020 Financial Results

Net revenues in the first quarter of 2020 were up slightly at $219.1 million compared to $218.2 million in the first quarter of 2019.

Total gross billings in the first quarter increased 6% to $1.44 billion compared to $1.36 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s PEO client count and same-customer sales growth, which was partially offset by a decrease in staffing revenue.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 4.3% in the first quarter and benefited from a favorable one-time adjustment of prior accident year liability of $0.8 million. This compares to 4.5% in the first quarter of 2019, which included a $1.7 million favorable adjustment of prior accident year liability.

Net loss for the first quarter of 2020 increased to $3.4 million, or $(0.45) per diluted share, compared to a net loss of $2.3 million, or $(0.31) per diluted share, in the year-ago quarter. The Company historically incurs losses in the first quarter due to the higher effective payroll taxes at the beginning of each year.

Liquidity

As of March 31, 2020, unrestricted cash and investments were $93.6 million, and the Company remains debt free with the exception of the $3.9 million mortgage on its corporate headquarters. To further enhance liquidity and financial flexibility, the Company has reached an agreement in principle with Wells Fargo to increase its line of credit from $33 million to $50 million until July 2021.

Dividend

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on June 5, 2020 to all stockholders of record as of May 22, 2020.

Outlook

Due to the heightened uncertainty created by COVID-19, including the virus’ duration and the length of disparate stay-at-home orders, BBSI is withdrawing its full-year outlook. The Company will provide April results on its conference call to assist in evaluating how the pandemic is affecting its business so far in the second quarter.

Conference Call

BBSI will conduct a conference call on Wednesday, May 6, 2020, at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the first quarter ended March 31, 2020.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, May 6, 2020
Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13702687

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the BBSI website at www.mybbsi.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through June 6, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13702687

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billing amounts and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billing and wage information for the three months ended March 31, 2020 and 2019.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2020	2019
Gross billings	$1,439,120	$1,360,244
PEO and staffing wages	$1,232,581	$1,156,371

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. Management considers safety incentives to be an integral part of our workers’ compensation program because they encourage client companies to maintain safe work practices and minimize workplace injuries. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2020	2019
Workers' compensation	$54,514	$54,229
Safety incentive costs	6,979	6,703
Non-GAAP gross workers' compensation	$61,493	$60,932

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2020	2019
PEO and staffing wages	85.6%	85.0%
Payroll taxes and benefits	8.3%	8.4%
Non-GAAP gross workers' compensation	4.3%	4.5%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,200 clients across all lines of business in 29 states. For more information, please visit www.mybbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding the effects of the COVID-19 pandemic on our business operations and gains in market share, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company's service areas, the effects of governmental orders imposing business closures and stay-at-home and social distancing requirements, changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the Company's relationship with its primary bank lender, the potential for material deviations from expected future workers' compensation claims experience, the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, the effect of governmental investigations, security breaches or failures in the Company's information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2019 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$14,272	$44,570
Investments	79,373	82,590
Trade accounts receivable, net	165,790	163,561
Income taxes receivable	2,437	1,335
Prepaid expenses and other	16,511	14,919
Restricted cash and investments	120,054	116,873
Total current assets	398,437	423,848
Property, equipment and software, net	34,163	31,724
Operating lease right-of-use assets	25,730	23,805
Restricted cash and investments	346,623	327,326
Goodwill	47,820	47,820
Other assets	3,489	3,618
Deferred income taxes	3,325	2,788
	$859,587	$860,929
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$221
Accounts payable	4,333	5,993
Accrued payroll, payroll taxes and related benefits	180,526	174,168
Current operating lease liabilities	7,046	6,671
Other accrued liabilities	7,043	8,846
Workers' compensation claims liabilities	117,894	118,273
Safety incentives liability	26,330	27,950
Total current liabilities	343,393	342,122
Long-term workers' compensation claims liabilities	327,416	320,713
Long-term debt	3,675	3,730
Long-term operating lease liabilities	19,485	17,883
Customer deposits and other long-term liabilities	4,342	4,682
Stockholders' equity	161,276	171,799
	$859,587	$860,929

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)
(in thousands, except per share amounts)	Three Months Ended
	March 31,
	2020	2019
Revenues:
Professional employer service fees	$193,592	$190,527
Staffing services	25,512	27,688
Total revenues	219,104	218,215
Cost of revenues:
Direct payroll costs	19,077	20,842
Payroll taxes and benefits	119,462	114,797
Workers' compensation	54,514	54,229
Total cost of revenues	193,053	189,868
Gross margin	26,051	28,347
Selling, general and administrative expenses	32,115	33,160
Depreciation and amortization	1,000	969
Loss from operations	(7,064)	(5,782)
Other income, net	2,733	2,607
Loss before income taxes	(4,331)	(3,175)
Benefit from income taxes	(924)	(875)
Net loss	$(3,407)	$(2,300)
Basic loss per common share	$(0.45)	$(0.31)
Weighted average basic common shares outstanding	7,521	7,407
Diluted loss per common share	$(0.45)	$(0.31)
Weighted average diluted common shares outstanding	7,521	7,407

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com